Exhibit (10)(xv)

AGREEMENT

     I, William S. Klein, on my behalf and on behalf of my successors, assigns, heirs, executors, legal representatives and administrators, who shall be bound hereby, do freely enter into this Agreement (“the Agreement”) with Cooper Tire & Rubber Company, a Delaware corporation (“Cooper”), and do hereby agree that my undertakings and obligations as set forth herein shall also extend to the subsidiaries and affiliates of Cooper, and to all of its officers, directors, agents, employees, successors, assigns and legal representatives (collectively, the “Company”).

1.	In consideration for the benefits set forth on the attached Exhibit A, I hereby agree to relinquish my positions as Vice President of Cooper and Executive Vice President, of Cooper’s Tire Group, effective November 14, 2001, and agree to retire from employment with the Company on February 9, 2002. I agree that payments of base salary to me will cease on November 14, 2001, except, however, that any bonus for the 2001 year to which I am entitled under the annual bonus plan applicable to me shall be based upon my 2001 annualized level of base salary. During the remaining period of my employment, I will not be required to perform any duties except that the undertaking set forth in Paragraph 3(b) shall be applicable during such period. Except as specifically set forth on Exhibit A, all benefits provided to me as an executive officer of the Company, including but not limited to my participation in the Company’s Change in Control Severance Pay Plan, shall cease as of November 14, 2001, and I shall not be entitled to any new awards under the annual bonus plan, Long-Term Incentive (Performance Cash) Plan, or stock option plans after such date.

2.	In consideration for my undertakings and obligations set forth in Paragraph 3 of this Agreement, Cooper agrees, in addition to providing the benefits described on Exhibit A, to make a lump sum payment to me in the amount of $375,000. This payment will be made to me within five days after the Effective Date, as defined in Paragraph 11 of this Agreement. Such payment will be subject to such deductions as are required by federal and state law. Cooper shall issue to its employees a statement concerning my retirement, as set forth on Exhibit B. Cooper shall not issue the statement to persons outside Cooper, except as may be required by law.

3.	In consideration for the payment described in Paragraph 2 of this Agreement and the benefits set forth on the attached Exhibit A, I agree to the following:

(a)	I will deliver to the Company, within five days after the Effective Date, the personal computer, fax machine, cell phone, Company vehicle, and any other items of personal property provided to me by Cooper, plus all papers, documents and other materials in my possession or under my control, other than those which are generally available to the public, which relate to the Company’s business, regardless of the origin of such documents, or whether they contain confidential

Exhibit (10)(xv)

or proprietary information.

(b)	I agree that I will provide the Company with such assistance as it requests for any purpose related to those aspects of the business over which I had responsibility or knowledge during the period of my employment at Cooper, provided that such knowledge cannot reasonably be obtained from any other source, and provided that this undertaking shall not require me to perform consulting services that could be performed by another party.

(c)	I hereby knowingly and voluntarily release and forever discharge the Company from all claims, demands, actions and causes of action, damages, costs, payments and expenses of every kind, nature or description which may exist as of the Effective Date, whether known or unknown, which I now have or may have had from, upon, or by reason of any cause whatsoever (“claims”) against the Company, including, but not limited to: (i) any and all claims arising out of or relating to my employment by or service with Cooper, my relinquishment of my position as an executive officer of the Company and my retirement from Cooper; (ii) any and all claims of discrimination, including, but not limited to all claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 to 634; the Civil Rights Act of 1871, 42 U.S.C. Sec. 1981; the Civil Rights Act of 1964, 44 U.S.C. Sec. 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12111, et seq.; the employment laws and regulations of the State of Ohio; and/or any claims growing out of any legal restrictions on Cooper’s right to terminate its employees; and (iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied. This release shall not extend to any vested rights which I may have under the qualified retirement plans of Cooper in which I was participating immediately prior to my retirement.

4.	Neither party hereto will (i) make any public statement to the media or, directly or indirectly, provide information of any kind, whether written or non-written, to, or otherwise collaborate in any way in the taking of any action with, any third party concerning the other party or any aspect of the other party or take any action, or make any statements which could reasonably be construed as being contrary to the interest of the other party, including with respect to Cooper, its senior management or its Board of Directors, without first receiving the written approval of the other party, which, in the case of Cooper will require the written approval of the Chairman of the Board of Directors of Cooper, or (ii) take action or make any statements which could cause the other party any embarrassment or humiliation or otherwise reflect negatively on the other party or cause the other party to be held in disrepute; except, however, in the event either party hereto is compelled by legal process to testify or produce documents relating to the matters specified in this paragraph such party shall be relieved from the obligations imposed upon it by this paragraph for such testimony, information and/or documents legally compelled. The party compelled

Exhibit (10)(xv)

to testify or produce documents shall provide immediate written notice of such fact to the other party, which notice in the case of Cooper shall be sent to the attention of the General Counsel, 701 Lima Avenue, Findlay, Ohio 45840, in order to give the other party a reasonable opportunity to object to the disclosure of such information or documents or to otherwise seek to limit the disclosure of such information or documents.

5.	Except for any disclosure of this Agreement that is required to be made pursuant to the federal securities laws, the terms and conditions of this Agreement will remain confidential and will not be discussed with, or revealed to, any persons except my family, attorney and/or advisor, and neither party will cause this Agreement or any of its terms to be published or publicized in any manner whatsoever.

6.	The parties hereto agree that in the event of a breach of any undertaking set forth in Paragraphs 4 or 5, the non-breaching party shall have the right to seek any injunctive relief available to it and, recognizing that monetary damages for any such breach may not be readily ascertainable, the breaching party shall immediately pay to the non-breaching party, Two Hundred Fifty Thousand Dollars ($250,000.00), AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, for said breach. Any breach of such provisions shall not nullify this Agreement, which shall remain in full force and effect thereafter. It is understood and agreed that Cooper has no reasonable means in which to regulate and control the actions of its non-senior management employees with respect to the responsibilities and obligations arising out of the provisions of Paragraphs 4 and 5 herein. Therefore, Cooper’s liability hereunder, shall be limited to breaches, if any, of Paragraphs 4 and 5 herein by Cooper’s senior management and/or Cooper’s Board of Directors and shall not arise out of such breaches by Cooper agents and/or non-senior management employees. The provisions contained in Paragraphs 4 and 5 shall remain in full force and effect for a period of thirty (30) months following the Effective Date.

7.	I agree that this Agreement is not intended to nullify my agreement to maintain as confidential the trade secrets, patents and other proprietary information of the Company, and not to compete with Cooper, as set forth in a written agreement dated February 23, 1970, which agreement shall remain in full force and effect notwithstanding the execution of this Agreement.

8.	This Agreement includes a compromise of any and all claims that could be made by me relating to my employment and/or separation from employment and that the payment provided is not to be construed as an admission of liability on the part of the Company, by whom liability is expressly denied.

9.	I acknowledge that I have been advised in writing to consult with an attorney prior to executing this Agreement.

Exhibit (10)(xv)

10.	I understand that I have 28 days from October 17, 2001, the date on which I received this Agreement, to consider the terms of this Agreement, and I acknowledge that I am not obligated but may execute this Agreement at any time during the 28-day period.

11.	This Agreement does not become effective or enforceable until seven days after the date on which I execute this Agreement (the “Effective Date”). I understand that during the seven-day period following the execution of this Agreement, I may revoke this Agreement in its entirety. If the Company has not received written notice of revocation, directed to Attn: D. Richard Stephens, Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840 within the seven-day period, this Agreement shall be fully enforceable, and the consideration to be paid by the Company shall then commence.

12.	If any provision of this Agreement is declared invalid or unenforceable, the remaining portions of the Agreement shall not be affected thereby and shall be enforceable.

13.	I have carefully read and fully understand all the terms and conditions of this Agreement

     IN WITNESS WHEREOF, I have executed this Agreement on the date written below and it shall be effective as of the Effective Date indicated below.

NOTICE TO EMPLOYEE: CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

/s/ William S. Klein	Date 11/14/01

(Employee Signature)

/s/ Dennis M.Fitzgerald	Date:

Witness

Effective Date:

Exhibit (10)(xv)

EXHIBIT A

BENEFITS TO WHICH
EMPLOYEE IS ENTITLED

1.	You shall continue to be entitled for the remainder of 2001 to those employee welfare benefits currently being received by you for which all salaried employees of Cooper are eligible. You shall not be required to pay premiums for any welfare benefit presently being received by you, for the period from November 14 through December 31, 2001.

For the period of 2002 during which you are an employee, you shall be entitled to those benefits available under the Company’s Health & Well-Being Plan which you elect to receive. No “flex allowance” as defined in that plan will be provided to you and you will not be required to pay premiums for any coverage so long as you elect the “Basic” options under the medical/prescription drug and dental plans, and the “1x base salary” option under the life insurance plan. Your base salary will be considered to be $355,000 for life insurance plan purposes. You will be required to pay any incremental premiums for the “Premium” options under those plans.

2.	Upon your retirement, you shall have whatever right to post-retirement welfare plan coverage, including medical coverage, that is provided from time to time to salaried employees who retire at your age and with your years of service.

3.	For purposes of calculating your payment under the long-term incentive compensation (Performance Cash) plan for the performance periods which include the year 2001, you shall be considered to have remained an employee for the entire year 2001 at the annualized level of base salary applicable to you immediately prior to your retirement. No award will be made to you under the plan for the performance period which begins in 2002.

4.	Your pension benefit under the Salaried Employees’ Retirement Plan will be calculated based upon a retirement date of November 14, 2001. Your total pension benefit, calculated without regard to the limitations on qualified pension benefits which are set forth in Sections 401(a)(17) and 415 of the Internal Revenue Code, shall be calculated as if you had remained an employee through February 9, 2002, and had received the lump sum payment described in Paragraph 2 ratably from November 14, 2001 through February 9, 2002. The amount of the non-qualified portion of your total pension benefit, based upon figures available as of November 14, 2001, shall be paid to you in a lump sum (subject to any deductions required by federal or state tax laws) within five days after the Effective Date. Any upward adjustments reflecting amounts paid to you in the future with respect to awards previously granted to you under the Long-Term Incentive (Performance Cash) Plan

Exhibit (10)(xv)

will be paid to you promptly upon their determination.

5.	No stock options will be granted to you after the Effective Date. To the extent not exercised prior to February 9, 2002, the options labeled on the attached Stock Option Appendix as “Incentive Stock Options” may be exercised for up to three months after February 9, 2002 (except that the incentive stock option granted July 20, 1992 must be exercised prior to July 20, 2002). The options labeled on the attached Stock Option Appendix as “Non-Qualified Stock Options” may be exercised for up to five years after February 9, 2002.

If you die before the expiration of the period when you may exercise any option, your heirs or legal representatives will have the lesser of twelve months or the remaining term of the option, to exercise the option.

Option installments which had not yet become exercisable as of February 9, 2002 will be forfeited.

Exhibit (10)(xv)

William S. Klein

STOCK OPTION APPENDIX

INCENTIVE STOCK OPTION

	VESTED
GRANT DATE	SHARES	PRICE

7/20/92	2,000	$24.9375

7/19/93	2,300	$25.0000

7/18/94	2,300	$24.5000

7/24/95	2,600	$24.1250

7/22/96	3,800	$18.5000

7/22/97	6,146	$24.5000

7/21/98	5,493	$20.5625

7/20/99	4,415	$22.9375

2/8/00	3,971*	$12.5938

*	An additional 3,970 shares of this option grant will vest on February 8, 2002.

In addition, 3,712 shares of the option granted to you on February 8, 2001 will vest on February 8, 2002 @ $13.47 per share. The remaining 3,711 shares of that option grant will be forfeited.

Exhibit (10)(xv)

William S. Klein

STOCK OPTION APPENDIX

NON-QUALIFIED STOCK OPTION

	VESTED
GRANT DATE	SHARES	PRICE

7/22/97	854	$24.5000

7/21/98	4,107	$20.5625

7/20/99	7,585	$22.9375

2/8/00	11,030*	$12.5938

*	An additional 11, 029 shares of the option grant will vest on February 8, 2002.

In addition, 11,289 shares of the option granted to you on February 8, 2001 will vest on February 8, 2002 @ 13.47 per share. The remaining 11,288 shares will be forfeited.

Exhibit (10)(xv)

EXHIBIT B

     William S. Klein has announced his retirement from service with Cooper Tire & Rubber Company. Bill’s retirement was accepted with appreciation and recognition of thirty-two (32) years of exemplary service to Cooper Tire & Rubber Company.

     While in Cooper’s Tire Division, William S. Klein held many positions of increasing responsibility including manufacturing, technical development, engineering, quality assurance and distribution.

     During Bill’s years at Cooper, the division enjoyed unprecedented growth and profitability benefiting from Bill’s participation as a key member of the senior management team.

/s/ D. Richard Stephens

President, International Tire Division